Exhibit 16.1

January 16, 2024

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.
Washington, D.C. 20549

Re: Focus Universal, Inc.

File Ref. No. 000-55247

We have read the statements made by Focus Universal Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8- K, as part of Focus Universal Inc. Form 8-K report dated January 16, 2024. We agree with such statements as they pertain to our Firm in such Form 8- K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Sincerely,

Reliant CPA PC

Newport Beach, CA